AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              CARDINAL HEALTH, INC.
                                  ("CARDINAL"),

                                ARCH MERGER CORP.
                   A WHOLLY OWNED DIRECT SUBSIDIARY OF CARDINAL
                                   ("SUBCORP"),



                                       AND



                       MEDICINE SHOPPE INTERNATIONAL, INC.
                                     ("MSI")











                                 August 26, 1995







                                TABLE OF CONTENTS
                                                                    PAGE

         AGREEMENT AND PLAN OF MERGER.............................    1
         PRELIMINARY STATEMENTS...................................    1
         AGREEMENT................................................    1

         ARTICLE I:  THE MERGER...................................    2
              1.1    The Merger...................................    2
              1.2    Effective Time...............................    2
              1.3    Effects of the Merger........................    2
              1.4    Certificate of Incorporation and Bylaws......    2
              1.5    Directors and Officers.......................    3
              1.6    Additional Actions...........................    3


         ARTICLE II:  CONVERSION OF SECURITIES....................    3
              2.1    Conversion of Capital Stock..................    3
              2.2    Exchange of Certificates.....................    5
                     (a)  Exchange Agent..........................    5
                     (b)  Exchange Procedures.....................    5
                     (c)  Distributions with Respect to
                            Unexchanged Shares....................    6
                     (d)  No Further Ownership Rights in
                            MSI Common Stock......................    6
                     (e)  Termination of Exchange Fund............    7
                     (f)  No Liability............................    7
                     (g)  Investment of Exchange Fund.............    7
              2.3    Treatment of Stock Options and
                       Restricted Stock...........................    8

         ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF
                         CARDINAL AND SUBCORP.....................    9
              3.1    Organization and Standing....................    9
              3.2    Corporate Power and Authority................    9
              3.3    Capitalization of Cardinal...................    9
              3.4    Conflicts, Consents and Approval.............   10
              3.5    Brokerage and Finder's Fees..................   11
              3.6    Accounting Matters...........................   11
              3.7    Cardinal SEC Documents.......................   11
              3.8    Registration Statement.......................   12
              3.9    Compliance with Law..........................   13
              3.10   Litigation...................................   13
              3.11   State Takeover Laws..........................   13
              3.12   No Material Adverse Change...................   13

         ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF
                        MSI.......................................   14
              4.1    Organization and Standing....................   14
              4.2    Subsidiaries.................................   14







                                                                    PAGE

              4.3    Corporate Power and Authority................   15
              4.4    Capitalization of MSI........................   15
              4.5    Conflicts; Consents and Approvals............   16
              4.6    No Material Adverse Change...................   17
              4.7    MSI SEC Documents............................   17
              4.8    Taxes........................................   17
              4.9    Compliance with Law..........................   18
              4.10   Proprietary Rights...........................   18
              4.11   Title to and Condition of Properties.........   19
              4.12   Registration Statement.......................   19
              4.13   Litigation...................................   20
              4.14   Fees.........................................   20
              4.15   Accounting Matters...........................   20
              4.16   Employee Benefit Plans.......................   21
              4.17   Contracts....................................   24
              4.18   Accounts Receivable and Inventories..........   25
              4.19   Officers and Employees.......................   26
              4.20   Labor Relations..............................   27
              4.21   Undisclosed Liabilities......................   27
              4.22   Customer and Supplier Relationships..........   27
              4.23   No Recalls...................................   27
              4.24   Operation of MSI's Business..................   28
              4.25   Permits; Compliance..........................   28
              4.26   Product Warranties and Liabilities...........   29
              4.27   Environmental Matters........................   29
              4.28   OSHA Matters.................................   30
              4.29   Insurance....................................   30
              4.30   Opinion of Financial Advisor.................   31
              4.31   Board Recommendation.........................   31
              4.32   DGCL Section 203 and Missouri Takeover
                       Laws.......................................   31
              4.33   Franchise Agreements.........................   31
              4.34   Employment Agreement.........................   32
              4.35   Investment Company...........................   33

         ARTICLE V:  COVENANTS OF THE PARTIES.....................   33
              5.1    Mutual Covenants.............................   33
                     (a)  General.................................   33
                     (b)  HSR Act.................................   33
                     (c)  Other Governmental Matters..............   33
                     (d)  Pooling-of-Interests and Tax-Free
                            Treatment.............................   34
                     (e)  Public Announcements....................   34
                     (f)  Access..................................   34
              5.2    Covenants of Cardinal........................   34
                     (a)  Preparation of Cardinal Registration
                            Statement.............................   34
                     (b)  Conduct of Cardinal's Operations........   35
                     (c)  Directors' and Officers' Insurance......   35
                     (d)  Indemnification.........................   35







                                                                    PAGE

                     (e)  Employee Benefits.......................   35
                     (f)  Headquarters and Name...................   35

              5.3    Covenants of MSI.............................   36
                     (a)  MSI Shareholders Meeting................   36
                     (b)  Information for the Registration
                            Statement and Preparation of
                            MSI Proxy Statement...................   36
                     (c)  Conduct of MSI's Operations.............   36
                     (d)  No Solicitation.........................   39
                     (e)  Affiliates of MSI.......................   41
                     (f)  Notification of Certain Matters.........   41

         ARTICLE VI:  CONDITIONS..................................   41
              6.1    Mutual Conditions............................   41
              6.2    Conditions to Obligations of MSI.............   42
              6.3    Conditions to Obligations of Cardinal and
                       Subcorp....................................   43

         ARTICLE VII:  TERMINATION AND AMENDMENT..................   44
              7.1    Termination..................................   44
              7.2    Effect of Termination........................   46
              7.3    Amendment....................................   46
              7.4    Extension; Waiver............................   47

         ARTICLE VIII:  MISCELLANEOUS.............................   47
              8.1    Survival of Representations and
                       Warranties.................................   47
              8.2    Notices......................................   47
              8.3    Interpretation...............................   48
              8.4    Counterparts.................................   48
              8.5    Entire Agreement.............................   49
              8.6    Third Party Beneficiaries....................   49
              8.7    Governing Law................................   49
              8.8    Specific Performance.........................   49
              8.9    Assignment...................................   49
              8.10   Expenses.....................................   49










                           AGREEMENT AND PLAN OF MERGER


                   This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 26th day of August, 1995, by and among Cardinal Health, Inc., an Ohio corporation ("Car-dinal"), Arch Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Cardinal ("Subcorp"), and Medicine Shoppe International, Inc., a Delaware corporation ("MSI").


                              PRELIMINARY STATEMENTS

                   A. Cardinal desires to acquire the pharmacy fran-chise business and other businesses operated by MSI through the merger (the "Merger") of Subcorp with and into MSI, with MSI as the surviving corporation, pursuant to which each share of MSI Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3) as more fully provided herein.

                   B. MSI desires to combine its pharmacy franchise and other businesses with the wholesale drug distribution and re-lated businesses operated by Cardinal and for the holders of shares of MSI Common Stock ("MSI Shareholders") to have a con-tinuing equity interest in the combined Cardinal/MSI busi-nesses.

                   C. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

                   D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

                   E. The respective Boards of Directors of Cardinal, Subcorp and MSI have determined the Merger in the manner con-templated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.


                                    AGREEMENT

                   Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:







                                    ARTICLE I

                                    THE MERGER

                   1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into MSI as soon as practicable following the satisfaction or waiver of the conditions set forth in Article
         VI. Following the Merger, the separate corporate existence of Subcorp shall cease and MSI shall continue its existence under the laws of the State of Delaware. MSI, in its capacity as the corporation surviving the Merger, is hereinafter sometimes re-ferred to as the "Surviving Corporation."

                   1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251(c) of the DGCL.
         The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Sec-retary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 655 Metro Place South, Suite 925, Dub-lin, Ohio 43017, or such other place as the parties may agree on the date (the "Closing Date") set by Cardinal, which date shall be within ten business days following the later of (x) the date of the meeting of MSI Shareholders at which the vote to approve the Merger is obtained and (y) the date upon which all conditions set forth in Article VI hereof have been satis-fied or waived.

                   1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                   1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time
         (i) the Certificate of Incorporation of MSI as in effect im-mediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Cer-tificate of Incorporation of Subcorp, except for Article I thereof, which shall continue to read "The name of the corpo-ration (hereinafter called the `Corporation') is `Medicine Shoppe International, Inc.'", and (ii) the Bylaws of MSI in effect immediately prior to the Effective Time shall be the










         Bylaws of the Surviving Corporation, amended as of the Effec-tive Time so as to contain the provisions, and only the provi-sions, contained in the Bylaws of Subcorp immediately prior thereto; in each case until amended in accordance with ap-plicable law.

                   1.5 Directors and Officers. From and after the Ef-fective Time, the officers of MSI shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                   1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of MSI, or (b) otherwise carry out the provisions of this Agreement, MSI and its officers and directors shall be deemed to have granted to the Surviving Cor-poration an irrevocable power of attorney to execute and de-liver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and di-rectors of the Surviving Corporation are authorized in the name of MSI or otherwise to take any and all such action.


                                    ARTICLE II

                             CONVERSION OF SECURITIES

                   2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or MSI:

                   (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.
              Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviv-ing Corporation.

                   (b) Each share of MSI Common Stock issued and out-standing immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common









              Shares (rounded to the nearest ten-thousandth of a share) (the "Exchange Ratio") in an amount equal to the quotient obtained by dividing (x) $45.00 (the "Base Share Price") by (y) the average of the closing prices of Cardinal Com-mon Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last fifteen trading days ending on the second trading day prior to the Closing Date (the "Average Share Price"); provided, however, that (i) if the Average Share Price is less than $51.58 and equal to or greater than $49.29, then the Exchange Ratio shall be equal to 0.8724, (ii) if (x) the Average Share Price is less than $49.29 and equal to or greater than $46.27 and (y) Cardinal has made an Ad-justment Election (as defined in Section 7.1(d)), then the Base Share Price shall be equal to $43.00, (iii) if (x) the Average Share Price is less than $49.29 and (y) Cardi-nal has not made an Adjustment Election, then the Exchange Ratio shall be equal to 0.8724, (iv) if (x) the Average Share Price is less than $46.27 and (y) Cardinal has made an Adjustment Election, then the Exchange Ratio shall be equal to 0.9293, and (v) if the Average Share Price is greater than $58.17, then the Exchange Ratio shall be equal to 0.7736. No certificates for fractional Cardinal Common Shares shall be issued as a result of the conver-sion provided for in this Section 2.1(b). To the extent that an outstanding share of MSI Common Stock would oth-erwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional in-terest represented by an appropriate certificate for MSI Common Stock to the Exchange Agent pursuant to Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of MSI Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

                   (c) Each share of capital stock of MSI held in the treasury of MSI shall be cancelled and retired and no pay-ment shall be made in respect thereof.












                   (d) In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribu-tion payable in Cardinal Common Shares or securities con-vertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares, the Average Share Price and Exchange Ratio values set forth in clauses (i), (ii),
              (iii), (iv) and (v) of Section 2.1(b) shall be adjusted to reflect such dividend, distribution, stock split, reclas-sification, combination or other change.

                   2.2  Exchange of Certificates.

                   (a) Exchange Agent. Promptly following the Effec-tive Time, Cardinal shall deposit with Bank One, Indianapolis, NA or such other exchange agent as may be designated by Cardi-nal (the "Exchange Agent"), for the benefit of MSI Sharehold-ers, for exchange in accordance with this Section 2.2, certifi-cates representing Cardinal Common Shares issuable pursuant to
         Section 2.1 in exchange for outstanding shares of MSI Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.1(b) (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                   (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Cer-tificates") which immediately prior to the Effective Time rep-resented outstanding shares of MSI Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Car-dinal Common Shares. Upon surrender of a Certificate for can-cellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate rep-resenting that number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the pro-visions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate










         so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of MSI Common Stock. In the event of a transfer of ownership of shares of MSI Common Stock which is not registered on the transfer records of MSI, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of MSI Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evi-dence and effect such transfer and to evidence that any appli-cable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as pro-vided in this Article II.

                   (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agree-ment, no dividends or other distributions declared or made af-ter the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash pay-ment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of Appli-cable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

                   (d) No Further Ownership Rights in MSI Common Stock. All Cardinal Common Shares issued upon surrender of Certifi-cates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such










         shares of MSI Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of MSI of shares of MSI Common Stock outstanding immedi-ately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as pro-vided in this Section 2.2. Certificates surrendered for ex-change by any person constituting an "affiliate" of MSI for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as Exhibit A.

                   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to MSI Sharehold-ers for six months after the Effective Time shall be delivered to Cardinal, upon demand thereby, and holders of shares of MSI Common Stock who have not theretofore complied with this Sec-tion 2.2 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in re-spect thereof.

                   (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of MSI Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certifi-cates shall not have been surrendered prior to seven years af-ter the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of frac-tional shares or any dividends or distributions with respect to whole shares of Cardinal Common Shares in respect of such Cer-tificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any such cash, dividends or distributions in respect of such Cer-tificate shall, to the extent permitted by Applicable Law (as defined in Section 3.9), become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

                   (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as di-rected by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardi-nal upon termination of the Exchange Fund pursuant to Section 2.2(e).












                   2.3  Treatment of Stock Options and Restricted Stock.

                   (a) Prior to the Effective Time, Cardinal and MSI shall take all such actions as may be necessary to cause (i) each unexpired and unexercised option under stock option plans of MSI in effect on the date hereof which has been granted to directors or current or former officers or employees of MSI by MSI (each, an "MSI Option") to be automatically converted at the Effective Time into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of MSI Common Stock issuable immediately prior to the Effective Time upon exercise of the MSI Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding MSI Option divided by the Exchange Ratio, and with other terms and conditions, including the grant date for vesting purposes, that are the same as the terms and conditions of such MSI Option immediately before the Effective Time, provided that with respect to any MSI Option that is an "incentive stock option" within the meaning of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code; and
         (ii) each outstanding award of unvested shares of restricted stock which has been granted to current or former officers or employees of MSI by MSI (each such share, a share of "MSI Restricted Stock") to be automatically converted at the Effective Time into a number of shares of restricted stock of Cardinal ("Cardinal Exchange Restricted Stock") equal to the number of such shares of MSI Restricted Stock comprising the award, multiplied by the Exchange Ratio, with the same terms and conditions as were applicable to such MSI Restricted Stock award immediately before the Effective Time. In connection with the issuance of Cardinal Exchange Options, Cardinal shall
         (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 2.3 and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

                   (b) MSI agrees to issue treasury shares of MSI, to the extent available, upon the exercise of MSI Options prior to the Effective Time.

                   (c) Cardinal agrees to file with the Securities and Exchange Commission (the "Commission") within one month after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange










         Options and use its reasonable efforts to cause such registra-tion statement to remain effective until the exercise or expi-ration of such options.


                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

                   In order to induce MSI to enter into this Agreement, and in order to induce each of the MSI Shareholders entering into a Support Agreement (as defined in Section 4.32) to enter into such Support Agreement, Cardinal and Subcorp hereby repre-sent and warrant to MSI that the statements contained in this
         Article III are true, correct and complete.

                   3.1 Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its busi-ness as and where now owned, leased, used, operated and con-ducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Cardinal. Neither Cardinal nor Subcorp is in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardi-nal Articles"), or Code of Regulations or Certificate of Incor-poration or Bylaws, respectively.

                   3.2 Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contem-plated hereby have been duly authorized by all necessary corpo-rate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Car-dinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

                   3.3 Capitalization of Cardinal. As of July 31, 1995, Cardinal's authorized capital stock consisted solely of
         (a) 60,000,000 common shares, without par value ("Cardinal Com-mon Shares"), of which (i) 41,962,973 shares were issued and










         outstanding, (ii) 193,292 shares were issued and held in trea-sury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below), and (iii) 1,930,979.38 shares were reserved for issuance upon the exercise or conver-sion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value ("Cardinal Class B Common Shares"), of which
         (i) none was issued and outstanding, (ii) none were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (b)(iii) below) and (iii) none was reserved for issuance upon exercise or conversion of op-tions, warrants or convertible securities granted or issuable by Cardinal, and (c) 500,000 Non-Voting Preferred Shares, with-out par value, none of which was issued and outstanding or re-served for issuance. Each outstanding share of Cardinal capi-tal stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in Section 3.3 to the disclosure schedule (the "Cardinal Disclosure Schedule") delivered by Cardinal to MSI and dated the date hereof, there are no outstanding subscriptions, op-tions, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Cardinal of any securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal.

                   3.4 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the Cardinal Articles or Code of Regulations of Cardinal or the Certificate of Incorporation or Bylaws of Subcorp;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties










              or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, con-tract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Cardinal or any of its subsidiaries or their respective properties or as-sets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Im-provements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and
              (ii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

         except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on Cardinal.

                   3.5 Brokerage and Finder's Fees. Except for Cardinal's obligation to Smith Barney Inc. ("Smith Barney"), neither Cardinal nor any shareholder, director, officer or em-ployee thereof, has incurred or will incur on behalf of Cardi-nal, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

                   3.6 Accounting Matters. To the best knowledge of Cardinal, neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by MSI or any of its af-filiates) would prevent Cardinal from accounting for the busi-ness combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

                   3.7 Cardinal SEC Documents. Cardinal has timely filed with the Commission and has heretofore made available to MSI true, correct and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1992 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such










         documents, as amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or nec-essary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and
         (b) complied in all material respects with the applicable re-quirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in ac-cordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unau-dited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated finan-cial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their op-erations and cash flows for the periods then ended.

                   3.8 Registration Statement. None of the information relating to Cardinal to be included in the registration state-ment on Form S-4 to be filed with the Commission by Cardinal under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to Cardi-nal Common Shares to be issued in the Merger and the proxy statement and form of proxy relating to the vote of MSI Share-holders with respect to the Merger (collectively and as amended, supplemented or modified, the "Proxy Statement") con-tained therein (such registration statement as amended, supple-mented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any mate-rial fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, except for such portions thereof that relate only to MSI, will comply in all material respects with the provisions of the Securities Act.











                   3.9 Compliance with Law. Cardinal is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Cardinal or its business or properties, except where the failure to be in compliance there-with could not reasonably be expected to have a material ad-verse effect on Cardinal.

                   3.10  Litigation.  Except as set forth in Section
         3.10 to the Cardinal Disclosure Schedule or as disclosed in the Cardinal SEC Documents, there is no suit, claim, action, pro-ceeding or investigation (an "Action") pending or, to the knowledge of Cardinal, threatened against Cardinal which, indi-vidually or in the aggregate, in so far as could be reasonably foreseen, could reasonably be expected to have a material ad-verse effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Cardinal is not subject to any outstanding order, writ, injunction or decree which, individually or in the ag-gregate insofar as can be reasonably foreseen, could have a material adverse effect on Cardinal or a material adverse ef-fect on the ability of Cardinal to consummate the transactions contemplated hereby.

                   3.11 State Takeover Laws. Without regard to this Agreement or to the Stock Option Agreement (as defined in Sec-tion 4.32) or the Support Agreements (as defined in Section 4.32) or any other written agreement or understanding between Cardinal (or a subsidiary of Cardinal) and MSI, Cardinal was not at any time during the three years preceding the date of this Agreement an "interested stockholder" (as such term is defined in Section 203(c) of the DGCL) of MSI.

                   3.12 No Material Adverse Change. From March 31, 1995 through the date of this Agreement, there has been no ma-terial adverse change in the assets, liabilities, results of operations, prospects, business or financial condition of Car-dinal and its subsidiaries, taken as a whole, or any event, occurrence or development which may reasonably be expected to result in such a change or to have a material adverse effect on the ability of Cardinal or Subcorp to consummate the transac-tions contemplated hereby.

















                                    ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF MSI

                   In order to induce Subcorp and Cardinal to enter into this Agreement, MSI hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete.

                   4.1 Organization and Standing. MSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its prop-erties and to conduct its business as and where now owned, leased, used, operated and conducted. MSI is duly qualified to do business and in good standing in each jurisdiction listed in
         Section 4.1 to the disclosure schedule (the "MSI Disclosure Schedule") delivered by MSI to Cardinal and dated the date hereof, is not qualified to do business in any other jurisdic-tion and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdic-tion, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on MSI. MSI is not in default in the performance, ob-servance or fulfillment of any provision of its Certificate of Incorporation, as amended, or Bylaws.

                   4.2 Subsidiaries. MSI does not own, directly or indirectly, any equity or other ownership interest in any cor-poration, partnership, joint venture or other entity or en-terprise, except for the subsidiaries set forth in Section 4.2 to the MSI Disclosure Schedule. Except as set forth in Section
         4.2 to the MSI Disclosure Schedule, MSI is not subject to any obligation or requirement to provide funds to or make any in-vestment (in the form of a loan, capital contribution or other-wise) in any such entity. MSI owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of MSI's subsidiaries. Each of the outstanding shares of capital stock of each of MSI's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by MSI free and clear of all liens, pledges, security inter-ests, claims or other encumbrances. The following information for each subsidiary of MSI is set forth in Section 4.2 to the MSI Disclosure Schedule, as applicable: (i) its name and ju-risdiction of incorporation or organization; (ii) its autho-rized capital stock or share capital; and (iii) the number of










         issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in
         Section 4.2 to the MSI Disclosure Schedule, there are no out-standing subscriptions, options, warrants, puts, calls, agree-ments, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any se-curities of any subsidiary of MSI, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of MSI; and no subsidiary of MSI has any obligation of any kind to issue any additional securities or to pay for securities of any subsid-iary of MSI or any predecessor thereof.

                   4.3 Corporate Power and Authority. MSI has all req-uisite corporate power and authority to enter into this Agree-ment and, subject to authorization of the Merger and the trans-actions contemplated hereby by MSI Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MSI, subject to authorization of the Merger and the transactions contemplated hereby by MSI Shareholders. This Agreement has been duly ex-ecuted and delivered by MSI and constitutes the legal, valid and binding obligation of MSI enforceable against it in ac-cordance with its terms.

                   4.4 Capitalization of MSI. As of the close of busi-ness on August 24, 1995, MSI's authorized capital stock con-sisted solely of 10,000,000 shares of common stock, $0.01 par value per share ("MSI Common Stock"), of which (i) 7,721,737 shares were issued and outstanding, (ii) none were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and (iii) 315,995 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by MSI. Each outstanding share of MSI capi-tal stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any pre-emptive or similar rights. Other than as set forth in the first sentence hereof or in Section 4.4 to the MSI Disclosure Schedule, there are no outstanding subscriptions, options, war-rants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of MSI, nor are there out-standing any securities which are convertible into or exchange-able for any shares of capital stock of MSI; and MSI has no obligation of any kind to issue any additional securities or to pay for securities of MSI or any predecessor. The issuance and sale by MSI of all of the shares of capital stock described in










         this Section 4.4 have been in compliance with federal and state securities laws. The MSI Disclosure Schedule accurately sets forth the name of each holder of options or warrants to pur-chase MSI capital stock and the number of shares of MSI's capi-tal stock subject to such options or warrants held by each. Except as set forth in Section 4.4 to the MSI Disclosure Sched-ule, MSI has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

                   4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by MSI, nor the con-summation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the Certificate of Incorporation, as amended, or Bylaws of MSI;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of MSI or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obli-gation to which MSI or any of its subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MSI or any of its subsidiaries or any of their respective properties or assets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by MSI or any of its affiliates with any third party or any Governmental Au-thority, other than (i) authorization of the Merger and the transactions contemplated hereby by MSI Shareholders,
              (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securi-ties laws as are contemplated by this Agreement, (iv) con-sents or approvals of any Governmental Authority set forth in Section 4.5 to the MSI Disclosure Schedule and (v) modifications of franchise offering materials as set forth in Section 4.5 to the MSI Disclosure Schedule;











         except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on MSI.

                   4.6 No Material Adverse Change. Since June 30, 1995, MSI has conducted its business in the ordinary course, consistent with past practice, and there has been no material adverse change in the assets, liabilities, results of opera-tions, prospects, business or financial condition of MSI or any event, occurrence or development which may reasonably be ex-pected to result in such a change or to have a material adverse effect on the ability of MSI to consummate the transactions contemplated hereby.

                   4.7 MSI SEC Documents. MSI has timely filed with the Commission and has heretofore made available to Cardinal true, correct and complete copies of all forms, reports, sched-ules, statements and other documents required to be filed by it since June 30, 1992 under the Exchange Act or the Securities Act (such documents, as amended since the time of filing, col-lectively, the "MSI SEC Documents"). The MSI SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or nec-essary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and
         (b) complied in all material respects with the applicable re-quirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of MSI included in the MSI SEC Documents at the time filed (and, in the case of regis-tration statements and proxy statements, on the date of ef-fectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accor-dance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the financial position of MSI as at the dates thereof and the results of its operations and cash flows for the periods then ended.

                   4.8 Taxes. MSI has duly filed all federal, and ma-terial state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (in-cluding, but not limited to, those filed on a consolidated,










         combined or unitary basis) required to have been filed by MSI prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and MSI has paid or, prior to the Effective Time, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. MSI has paid or made adequate provision in the financial statements of MSI included in the MSI SEC Documents for all taxes payable in re-spect of all periods ending on or prior to June 30, 1995. Nei-ther MSI nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither MSI nor any of its subsid-iaries is delinquent in the payment of any material tax, as-sessment or governmental charge and, except as set forth in
         Section 4.8 to the MSI Disclosure Schedule, none of them has requested any extension of time within which to file any re-turns in respect of any fiscal year which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by taxing authority, against MSI or any of its subsidiaries for which there are not adequate reserves. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The fed-eral income tax returns of MSI and its subsidiaries have been audited by the Internal Revenue Service through the fiscal year ending September 30, 1991. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and for-eign taxes including interest and penalties thereon. MSI has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

                   4.9 Compliance with Law. MSI is in compliance with, and at all times since June 30, 1992 has been in compliance with, all Applicable Laws relating to MSI or its business or properties, including, without limitation, laws regarding the provision of insurance, third party administration and primary health care services, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, any state Pharmacy Practice Acts, Controlled Sub-stance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts and any federal, state or foreign franchise disclosure and relationship laws, except for any such noncompliances which, individually or in the aggregate, could not reasonably be ex-pected to have a material adverse effect on MSI.

                   4.10 Proprietary Rights. None of the Proprietary Rights (as defined below) of MSI infringe upon or violate the










         rights of any person, firm, corporation, or other legal entity, except for any such immaterial infringement or violation. For purposes of this Agreement, the term "Proprietary Rights" shall mean with respect to any person or entity: (a) all material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights and franchises and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which such person or entity owns or has the right to use or to which such person or entity is a party; and
         (b) all filings, registrations or issuances of any of the fore-going with or by any Governmental Authority. Other than the Proprietary Rights set forth in Section 4.10 to the MSI Disclo-sure Schedule, no material name, patent, invention, trade se-cret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, subli-cense, or other such right is necessary for the operation of the business of MSI in substantially the same manner as such business is presently conducted. MSI owns all Proprietary Rights necessary for the operation of the business of MSI as currently conducted. The business of MSI has not been and is not conducted in contravention of any Proprietary Right of any third party except such contravention which could not reason-ably be expected to have a material adverse effect on MSI. Ex-cept as set forth in Section 4.10 to the MSI Disclosure Sched-ule, (i) no person or entity has a right to receive from MSI a royalty or similar payment in respect of any Proprietary Right, whether or not pursuant to any contractual arrangement entered into by MSI and (ii) MSI has not licensed any of its Propri-etary Rights other than licenses of Proprietary Rights to fran-chisees of MSI (or Master Franchisees) or designated vendors of MSI listed in Section 4.17 to the MSI Disclosure Schedule, which Proprietary Rights are in each case reasonably necessary for the franchisees to operate in the ordinary course of busi-ness, consistent with past practice.

                   4.11 Title to and Condition of Properties. MSI owns or holds under valid leases all real property, plants, machin-ery and equipment necessary for the conduct of the business of MSI as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a material adverse effect on MSI. Section 4.11 to the MSI Disclosure Schedule lists, and MSI has furnished or made avail-able to Cardinal, copies of all third party environmental or other reports prepared by or for MSI with respect to the real property owned, leased or used by MSI.

                   4.12 Registration Statement. None of the informa-tion relating to MSI to be included in the Registration State-ment at the time it becomes effective or, in the case of the










         Proxy Statement, at the date of mailing, will contain any un-true statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances un-der which they were made, not misleading. The Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will comply in all material respects with the provisions of the Securities Act and the Exchange Act.

                   4.13 Litigation. There is no Action pending or, to the knowledge of MSI, threatened against MSI which, individu-ally or in the aggregate, in so far as could be reasonably foreseen, could reasonably be expected to have a material ad-verse effect on MSI or a material adverse effect on the ability of MSI to consummate the transactions contemplated hereby. MSI is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on MSI or a material adverse effect on the ability of MSI to con-summate the transactions contemplated hereby. Except as set forth in Section 4.13 to the MSI Disclosure Schedule, (i) no Action is currently pending, nor to the knowledge of MSI, is any material Action threatened, and since September 30, 1992, no other material Action has been asserted, against MSI relat-ing to MSI's method of doing business or its relationship with past, existing or future franchisees, users, purchasers or lic-ensees of any Proprietary Rights, goods or services of MSI, and
         (ii) since September 30, 1992, MSI has not been subject to any outstanding order, writ, injunction or decree relating to MSI's method of doing business or its relationship with past, existing or future franchisees, users, purchasers or licensees of any Proprietary Rights, goods or services of MSI.

                   4.14 Fees. Except for MSI's obligations to Kemper Securities Incorporated (a copy of the written agreement relat-ing to such obligations having previously been provided to Car-dinal), neither MSI nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of MSI, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 4.14 to the MSI Disclosure Statement discloses a bona fide estimate as of the date of this Agreement of the aggregate amount of all fees and expenses expected to be paid by MSI to all attorneys, accountants and investment bankers in connection with the Merger ("Merger Fees").

                   4.15 Accounting Matters. To the best knowledge of MSI, neither MSI nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions











         taken or agreed to be taken by Cardinal or any of its affili-
         ates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-inter-ests for financial reporting purposes.

                   4.16  Employee Benefit Plans.

                   (a) For purposes of this Section 4.16, the following terms have the definitions given below:

                        "Controlled Group Liability" means any and all
                   liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations.

                        "ERISA" means the Employee Retirement Income
                   Security Act of 1974, as amended, and the regulations thereunder.

                        "ERISA Affiliate" means, with respect to any
                   entity, trade or business, any other entity, trade or business that is a member of a group described in
                   Section 414(b), (c), (m) or (o) of the Code or Sec-tion 4001(b)(1) of ERISA that includes the first en-tity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                        "Plans" means all employee benefit plans, pro-
                   grams, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by MSI or any of its subsidiaries or to which MSI or any of its sub-sidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                   (b) Section 4.16 to the MSI Disclosure Schedule lists all Plans. With respect to each Plan, MSI has made available to Cardinal a true, correct and complete copy of:
         (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust










         agreements, and insurance contracts and other funding vehicles;
         (ii) the most recent Annual Report (Form 5500 Series) and ac-companying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial re-port, if any; and (v) the most recent determination letter from the IRS, if any.

                   (c) The Internal Revenue Service has issued a favor-able determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and MSI has no knowl-edge of any existing circumstances or any events that have oc-curred that could adversely affect the qualified status of any Qualified Plan or the related trust.

                   (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other con-tractual undertaking, and all premiums due or payable with re-spect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected if and as required in the fi-nancial statements and notes thereto included in the MSI SEC Documents filed or to be filed with the Commission.

                   (e) MSI and its subsidiaries have complied, and are now in compliance, in all material respects, with all provi-sions of ERISA, the Code and all laws and regulations ap-plicable to the Plans. To the knowledge of MSI, there is not now, and there are no existing circumstances that could give rise to, any requirement for the posting of security with re-spect to a Plan or the imposition of any lien on the assets of MSI or any of its subsidiaries under ERISA or the Code.

                   (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Mul-tiple Employer Plan"), nor has MSI or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obli-gated to contribute to any Multiemployer Plan or Multiple Em-ployer Plan.

                   (g) There does not now exist, and there are no ex-isting circumstances that could result in, any Controlled Group










         Liability that would be a liability of MSI or any of its sub-sidiaries following the Closing. Without limiting the general-ity of the foregoing, neither MSI nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                   (h) Except for health continuation coverage as re-quired by Section 4980B of the Code or Part 6 of Title I of ERISA, neither MSI nor any of its subsidiaries has any liabil-ity for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                   (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a "Change in Control" for purposes of the Company's Executive Choice Plan, 1990 Stock Option Plan, Employee Stock Option Plan, or any other Plan, or otherwise result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of MSI or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by MSI or any of its subsidiaries in connection with the transac-tions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other events) will be an "excess parachute payment" within the mean-ing of Section 280G of the Code.

                   (j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be ex-pected to result in any material liability of MSI or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiem-ployer plan.

                   (k) The terms and conditions of all awards made to date under the Company's Executive Choice Plan ("Awards") are completely and accurately described in the prospectus filed with the SEC in connection with that plan dated June 1, 1994, and such terms include the following: restricted stock Awards and deferred income benefit Awards vest at the rate of 20 per-cent per year, beginning on June 1, 1995; stock option Awards become exercisable at the rate of 20 percent per year, begin-ning on June 1, 1995; and there are no performance goals as-sociated with any Awards. Except as set forth in Section 4.16 to the MSI Disclosure Schedule, no Awards have been made since the initial Awards (the "Initial Awards") were granted on June










         1, 1994 (subject to shareholder approval), and it was MSI's intention at the time the Executive Choice Plan was adopted and the Initial Awards granted, and has remained MSI's intention at all times since then, that no further Awards would be granted to the grantees before June 1, 1999, and MSI has taken no ac-tion and made no communication to any employee inconsistent with such intention.

                   4.17 Contracts. Section 4.17 to the MSI Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which MSI is a party and which fall within any of the following categories:
         (a) material Contracts with suppliers of goods and services which goods and services are provided by or on behalf of MSI to franchisees and customers of MSI (including, without limita-tion, any group purchasing agreements), (b) Contracts not en-tered into in the ordinary course of MSI's business, (c) joint venture, partnership and like agreements, (d) Contracts which are service contracts (excluding contracts for delivery ser-vices entered into in the ordinary course of business) or equipment leases involving payments by MSI of more than $200,000 per year, (e) Contracts containing covenants purport-ing to limit the freedom of MSI to compete in any line of busi-ness in any geographic area or to hire any individual or group of individuals, (f) Contracts which after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than MSI and its subsidiaries) to com-pete in Cardinal's wholesale pharmaceutical distribution busi-ness (including Cardinal's PRxN program, the specialty distri-bution of therapeutic plasma and oncology products, its market-ing of pharmacy computer systems and repackaging of pharmaceu-tical products) in any geographic area or to hire any indi-vidual or group of individuals, (g) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of MSI or any franchisee thereof, (h) Contracts relating to any outstanding commitment for capital expenditures in excess of $200,000, (i) Contracts relating to the lease or sublease of or sale or pur-chase of real or personal property involving any annual expense or price in excess of $200,000 and not cancellable by MSI (without premium or penalty) within one month, (j) Contracts with any labor organization, (k) indentures, mortgages, promis-sory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of MSI or commitments for bor-rowing, lending or guaranteeing by MSI from or to any franchi-see, Master Franchisee, person or entity, amounts in excess of $200,000 in the aggregate (and, in the case of a supplement to Section 4.17(k) to the MSI Disclosure Schedule to be delivered by MSI to Cardinal within 21 days after the date hereof, in excess of $150,000) or providing for the creation of any










         charge, security interest, encumbrance or lien upon any of the assets of MSI, (l) Contracts involving annual revenues or ex-penditures to the business of MSI in excess of .75% of MSI's annual revenues (other than franchise agreements), and (m) Con-tracts with or for the benefit of any affiliate of MSI (other than subsidiaries of MSI) which, when aggregated with all other Contracts (exclusive of normal fees paid to members of the MSI Board of Directors for their duties as directors) with such affiliate involve amounts in excess of $25,000. All such Con-tracts are valid and binding obligations of MSI and, to the knowledge of MSI, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a material adverse effect on MSI. Neither MSI nor, to the knowl-edge of MSI, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or con-dition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract ex-cept such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on MSI. Within 21 days after the date of this Agreement, MSI may supplement or amend Sections 4.17(e), 4.17(f) and/or 4.17(g) to the MSI Disclosure Schedule. Cardi-nal shall, within five business days after the date it receives any such supplement or amendment, notify MSI if Cardinal has reasonably concluded that the inclusion in such supplement or amendment of any additional Contracts could reasonably be deemed to adversely impact in any material respect the benefits to be realized by Cardinal after consummation of the Merger. MSI may at its option (subject to Section 5.1(a)) terminate or amend, or take such other action with respect to, the objec-tionable Contracts in such supplement to the extent reasonably requested by Cardinal. To the extent such objectionable Contracts have not been terminated, amended or otherwise dealt with to Cardinal's reasonable satisfaction, the representation in this Section 4.17 shall be deemed to be not true and correct in all material respects.

                   4.18  Accounts Receivable and Inventories.

                   (a) All accounts and notes receivable (including finance notes receivable) and accrued interest receivable of MSI have arisen in the ordinary course of business and the ac-counts receivable reserves reflected on the balance sheet as of June 30, 1995 included in the MSI SEC Documents are as of such date established in accordance with generally accepted account-ing principles consistently applied and will be collectible in an amount, in the aggregate, not materially less than the amounts thereof carried on the balance sheet as of such date











         included in the MSI SEC Documents, net of any reserves included thereon, as applicable.

                   (b) The MSI assets which are inventories have a net realizable value on June 30, 1995 that is, if not equal to or greater than, then in all events not materially less than the FIFO values at which such inventories are carried on the bal-ance sheet of MSI as of June 30, 1995 included in the MSI SEC Documents. The reserves for damaged or obsolete inventory re-flected on the balance sheet of MSI as of June 30, 1995 in-cluded in the MSI SEC Documents are, and the reserves for dam-aged or obsolete inventory set forth on MSI's books and records will be, adequate and have been or will be established in ac-cordance with MSI's customary practice and generally accepted accounting principles. Except to the extent of any reserves for damaged or obsolete inventory reflected on the balance sheet of MSI as of June 30, 1995 included in the MSI SEC Docu-ments and except as set forth in Section 4.18 to the MSI Dis-closure Schedule: (i) all of the inventories of MSI consist of a quality and quantity usable and merchantable in the ordinary and usual course of business, except for obsolete or damaged items or items of below-standard quality, substantially all of which have been written off or written down to fair market value prior to June 30, 1995, or, to the extent there are obso-lete or damaged items or items of below-standard quality which have not been so written off or written down, there is a valid and fully collectible claim by MSI against the manufacturer or supplier thereof for an amount adequate to fully compensate MSI therefor; (ii) all inventories not written off have been priced at the lower of cost or market on a FIFO basis; and (iii) sub-stantially all products in inventory have been purchased by MSI directly from the manufacturer thereof or from any authorized distributor of such products in accordance with Applicable Law.

                   4.19 Officers and Employees. Section 4.19 to the MSI Disclosure Schedule sets forth the names of all directors and officers of MSI, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended Septem-ber 30, 1994, and any changes to the foregoing which have oc-curred subsequent to September 30, 1994; Section 4.19 to the MSI Disclosure Schedule also lists and describes the current compensation of all other employees of MSI. Except as dis-closed in Section 4.19 to the MSI Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of MSI. Except as set forth in
         Section 4.19 to the MSI Disclosure Schedule and except for nor-mal fees paid to members of the MSI Board of Directors for their duties as directors, no officer, director, or employee of MSI or any other affiliate of MSI provided or caused to be pro-vided to MSI in its most recently completed fiscal year or is










         providing or causing to be provided to MSI in its current fis-cal year any material assets, services or facilities and MSI did not provide or cause to be provided in its most recently completed fiscal year and is not providing or causing to be provided in its current fiscal year to any such officer, direc-tor, employee or affiliate any material assets, services or facilities which in either case in the aggregate with respect to each individual involved amounts in excess of $25,000 annu-ally.

                   4.20 Labor Relations. There is no unfair labor practice complaint against MSI pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowl-edge of MSI, threatened against or involving MSI.

                   4.21 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of MSI as of June 30, 1995 included in the MSI SEC Documents,
         (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice and not prohibited by this Agreement or (iii) as and to the extent set forth in Sec-tions 4.8 and 4.13 to the MSI Disclosure Schedule, MSI does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could have a material adverse effect on MSI. The matters set forth or described in Sections 4.8 and 4.13 to the MSI Disclosure Schedule have not, individually or in the aggregate, as of the date of this Agreement, caused a material adverse change in the assets, liabilities, results of opera-tions, prospects, business or financial condition of MSI. Nothing in this Agreement shall be construed to require the conclusion that any one or more developments occurring subse-quent to the date of this Agreement relating directly or indi-rectly to any of the matters set forth or described in Sections
         4.8 and 4.13 to the MSI Disclosure Schedule does not constitute a change, event, occurrence or development of the type referred to in Section 4.6 of this Agreement.

                   4.22 Customer and Supplier Relationships. The rela-tionships of MSI with its customers and suppliers are generally satisfactory.

                   4.23  No Recalls.  Except as set forth in Section
         4.23 to the MSI Disclosure Schedule, no product produced for MSI by a third party and bearing an MSI trademark or other Pro-prietary Right of MSI, has been recalled voluntarily or invol-untarily since September 30, 1992, no such recall is being con-sidered by MSI, and, to the knowledge of MSI, no such recall is










         being considered by or has been requested or ordered by any Governmental Authority or consumer group.

                   4.24 Operation of MSI's Business. Except as set forth in Section 4.24 to the MSI Disclosure Schedule, since June 30, 1995 through the date of this Agreement, MSI has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as described or reflected in the MSI SEC Documents. Since Septem-ber 30, 1994, no terminations, nonrenewals or amendments have occurred with respect to any Contract with any franchisee or licensee of Proprietary Rights of MSI that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on MSI.

                   4.25 Permits; Compliance. MSI is in possession of all material franchises, grants, authorizations, licenses, per-mits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being con-ducted (collectively, the "MSI Permits"), and, except as set forth in Section 4.25 to the MSI Disclosure Schedule, there is no Action pending or, to the knowledge of MSI, threatened re-garding suspension or cancellation of any of the MSI Permits, except for any such Action which, if determined adversely, could not reasonably be expected, individually or in the ag-gregate, to have a material adverse effect on MSI. Except as set forth in Section 4.25 to the MSI Disclosure Schedule, MSI is not in conflict with, or in default or violation of, (a) any franchise disclosure or relationships law, (b) any other Ap-plicable Law (including, without limitation, the Prescription Drug Marketing Act, the Federal Controlled Substances Act of 1970, tit. II, 84 Stat. 1242, the Food, Drug and Cosmetic Act, 21 U.S.C. Sec. 301 et seq., and any state Pharmacy Practice Acts, Controlled Substances Acts, Dangerous Drug Acts and Food, Drug and Cosmetic Acts and all rules of professional conduct applicable thereto and applicable to MSI or by which any of its properties is bound or subject or (c) any of the MSI Permits, except in the case of clauses (b) and (c) for any such con-flicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on MSI. During the period commencing on Septem-ber 30, 1992 and ending on the date hereof, MSI has not re-ceived any notification with respect to possible conflicts, defaults or violations of (a) franchise disclosure or relation-ships laws or (b) other Applicable Laws, except in the case of clause (b) for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not reasonably be expected to have a material adverse effect on MSI.










                   4.26 Product Warranties and Liabilities. Except as set forth in Section 4.26 to the MSI Disclosure Schedule, MSI has no forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Sec-tion 4.26 to the MSI Disclosure Schedule sets forth a descrip-tion of each pending or, to the knowledge of MSI, threatened material Action under any warranty or guaranty against MSI.
         MSI has not incurred, nor does MSI know or have any reason to believe there is any basis for alleging, any material li-ability, damage, loss, cost or expense as a result of any de-fect or other deficiency (whether of design, materials, work-manship, labeling instructions or otherwise) ("Product Li-ability") with respect to any product sold or services rendered by or on behalf of MSI prior to the Effective Time, whether such Product Liability is incurred by reason of any express warranty (including, without limitation, any warranty of mer-chantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

                   4.27  Environmental Matters.

                   (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (in-cluding, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, con-taminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environ-ment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judg-ments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

                   (b) To the knowledge of MSI, there are, with respect to MSI, or its subsidiaries, no past or present material viola-tions of Environmental Laws, releases of any Hazardous Material into the environment, actions, activities, circumstances, con-ditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Com-pensation and Liability Act of 1980 or similar federal, state, local or foreign laws and none of MSI and its subsidiaries has received any notice with respect to any of the foregoing, nor










         is any Action pending or threatened in connection with any of the foregoing.

                   (c) To the knowledge of MSI, no Hazardous Materials were or are contained on or about any real property owned or leased by MSI or any of its subsidiaries, except as in the nor-mal course of MSI's business.

                   (d) To the knowledge of MSI, there are no under-ground storage tanks on or under any real property owned or leased by MSI or any of its subsidiaries.

                   4.28 OSHA Matters. MSI is in compliance with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar laws or reg-ulations of any foreign, state or local jurisdiction ("OSHA"), except for any non-compliance which could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MSI. MSI has not received any citation from the Occupational Safety and Health Administration or any other Governmental Authority or any inspector setting forth any re-spect in which the facilities or operations of MSI are not in compliance with OSHA, or the regulations under such act, which noncompliance has not been corrected or remedied to the satis-faction of such Governmental Authority or inspector, except in all such cases for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a mate-rial adverse effect on MSI. MSI has heretofore provided Cardi-nal with copies of all citations heretofore issued to MSI under OSHA and copies of all material correspondence from and to the Occupational Safety and Health Administration, any other Gov-ernmental Authority and any inspectors during the past three
         (3) years.

                   4.29 Insurance. Section 4.29 to the MSI Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by MSI on the date hereof and which afford coverage to MSI, its assets or business. As of the date hereof, all such policies, binders and programs are in full force and effect, and, as of the Ef-fective Time, all such policies, binders and programs (or re-newals or replacements thereof, as applicable) will be in full force and effect. All premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due, and, as of the Effective Time, all premiums with respect thereto (or with respect to renewals or replace-ments thereof, as applicable) will be paid to the extent due. As of the date hereof, no notice of cancellation or termination has been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable) and, as of










         the Effective Time, no notice of cancellation or termination will have been received with respect to any such policy or binder (or the renewals or replacements thereof, as applica-ble).

                   4.30 Opinion of Financial Advisor. MSI has received the oral opinion (and prior to the close of business on Septem-ber 5, 1995 will have received, and delivered to Cardinal a copy of a written opinion) of Kemper Securities Incorporated, its financial advisor, to the effect that, as of August 26, 1995, the Exchange Ratio is fair to the MSI Shareholders from a financial point of view.

                   4.31 Board Recommendation. Prior to the execution of this Agreement, the Stock Option Agreement and any Support Agreement, the Board of Directors of MSI, at a meeting duly called and held, has by the required vote (i) determined that this Agreement and the transactions contemplated hereby, in-cluding the Merger, and the Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of MSI, and (ii) resolved to recommend that the holders of the shares of MSI Common Stock approve this Agreement and the transactions con-templated herein, including the Merger.

                   4.32 DGCL Section 203 and Missouri Takeover Laws. Assuming the accuracy of the representation contained in Sec-tion 3.11, (x) the restrictions contained in Section 203 of the DGCL will not and do not apply to, and (y) no provision of any statute of the State of Missouri that purports to limit or re-strict business combinations or the ability to acquire or vote shares will apply to: (i) the execution of this Agreement, the Stock Option Agreement dated as of August 26, 1995 between Car-dinal and MSI (the "Stock Option Agreement"), the Support/ Voting Agreements dated as of August 26, 1995 between Cardinal and certain MSI Shareholders (collectively, the "Support Agree-ments"), (ii) the Merger and (iii) the transactions contem-plated hereby and by the Stock Option Agreement and the Support Agreements.

                   4.33  Franchise Agreements.

                   (a) Except as set forth in Section 4.33 to the MSI Disclosure Schedule, there are no master franchisees ("Master Franchisees") who have been granted the right to use, purchase or license Proprietary Rights, goods or services from MSI and














         to provide, resell or relicense same to other authorized fran-chisees or third parties. The identity of each Master Franchi-see is set forth in Section 4.33 to the MSI Disclosure Sched-ule. A supplement to Section 4.33 to the MSI Disclosure Sched-ule to be delivered by MSI to Cardinal within 21 days from the date hereof will set forth a description of all franchisees and third parties to whom Master Franchisees are entitled to pro-vide, resell or relicense Proprietary Rights, goods and ser-vices of MSI. There are no agreements between MSI and any Mas-ter Franchisee other than those in writing that are set forth in Section 4.33 to the MSI Disclosure Schedule.

                   (b) Except as set forth in Section 4.33 to the MSI Disclosure Schedule, as of the date of this Agreement, neither MSI nor, to the best knowledge of MSI, any franchisee or Master Franchisee is in default under or is in material breach of any terms, conditions, covenants or obligations of the relationship between any of them which default or material breach is reason-ably likely to lead to termination of any franchise agreement between any of them.

                   (c) The relationships of MSI with its franchisees are generally satisfactory. As of the Effective Time, the Threshold Franchises (as defined in Section 4.33(c) to the MSI Disclosure Schedule) shall not have ceased to be franchisees of MSI, nor have threatened, nor have been threatened by MSI, in writing to terminate such status since June 30, 1995.

                   (d) MSI has timely filed with the appropriate Gov-ernmental Authorities and has heretofore made available to Car-dinal true, correct and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1992 under any franchise disclosure or relationships law, including, without limitation, the filing of any Uniform Franchise Offering Circular as required by federal regulations and state disclosure laws (such documents, as amended since the time of filing, collectively, the "MSI Fran-chise Documents"). The MSI Franchise Documents, including, without limitation, any schedules included therein, at the time filed, as of the date hereof and at the Effective Time (a) did not, do not and will not contain any untrue statement of a ma-terial fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied, comply and will comply in all material respects with the applicable requirements of any franchise disclosure or relationships law.

                   4.34 Employment Agreement. The Employment Agree-ment, dated the date hereof, between Cardinal and David A.










         Abrahamson, (i) has been duly executed and delivered by Mr. Abrahamson and (ii) as of the Effective Time, shall not have been terminated since the date hereof.

                   4.35 Investment Company. MSI is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


                                    ARTICLE V

                             COVENANTS OF THE PARTIES

                   The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

                   5.1  Mutual Covenants.

                   (a) General. Each of the parties shall use its rea-sonable efforts to take all action and to do all things neces-sary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the condi-tions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

                   (b) HSR Act. As soon as practicable, and in any event no later than fifteen (15) business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable; provided, however, that neither Cardinal nor any of its subsidiaries shall be re-quired hereunder to divest or hold separate any portion of their business or assets.

                   (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, con-sents and approvals of any Governmental Authority that it may be required to give, make or obtain.











                   (d) Pooling-of-Interests and Tax-Free Treatment. Each of the parties shall use its reasonable efforts to cause the Merger to (i) qualify for pooling-of-interest accounting treatment for financial reporting purposes and (ii) constitute a tax-free "reorganization" under Section 368(a)(2)(E) of the Code and to permit Gallop, Johnson & Neuman, LC to issue its opinion provided for in Section 6.1(e).

                   (e) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to
         Section 7.1, Cardinal and MSI shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consulta-tion.

                   (f) Access. From and after the date of this agree-ment until the Effective Time (or the termination of this Agreement), Cardinal and MSI shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Cardinal and MSI pursuant to this Section 5.1(f) shall be subject to the provisions of the confidentiality agreement between them dated August 2, 1995 (the "Confidential-ity Agreement"), which agreement remains in full force and ef-fect.

                   5.2  Covenants of Cardinal.

                   (a) Preparation of Cardinal Registration Statement. Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Proxy Statement by the Commission and shall use all reasonable efforts to have the Registration Statement relate to all Cardinal Common Shares to be issued to MSI Share-holders as a result of the Merger (other than Cardinal Exchange Restricted Stock and Cardinal Common Shares issuable upon exer-cise of Cardinal Exchange Options) and to be declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Cardinal also shall take such other action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issu-ance of Cardinal Common Shares in the Merger.












                   (b) Conduct of Cardinal's Operations. During the period from the date of this Agreement to the Effective Time, Cardinal shall use its reasonable efforts to maintain and pre-serve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect.

                   (c) Directors' and Officers' Insurance. Cardinal agrees to use its reasonable efforts to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by MSI with respect to matters occurring prior to the Effective Time; provided, how-ever, that (i) the Surviving Corporation may substitute there-for policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered offic-ers and directors and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in ex-cess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                   (d) Indemnification. From and after the Effective Time, Cardinal shall cause the Surviving Corporation (includ-ing, providing adequate funding) to indemnify and hold harm-less, pursuant to the procedures set forth in Exhibit D to this Agreement, the present and former officers and directors of MSI in respect of acts or omissions occurring prior to the Effec-tive Time to the fullest extent provided under the MSI Cer-tificate of Incorporation, as amended, and MSI Bylaws in effect on the date hereof.

                   (e) Employee Benefits. Cardinal covenants and agrees that, for a period of two years from and after the Ef-fective Time, it will cause the Surviving Corporation to pro-vide for the benefit of employees of the Surviving Corporation benefits that are no less favorable, in the aggregate, as those provided to employees of MSI immediately prior to the date of this Agreement.

                   (f) Headquarters and Name. Cardinal intends to cause the Surviving Corporation to (i) retain its corporate and business headquarters in St. Louis County, Missouri and
         (ii) continue to use the name "Medicine Shoppe International" as its corporate and business name.













                   5.3  Covenants of MSI.

                   (a) MSI Shareholders Meeting. Subject to the provi-sions of Section 5.3(d), MSI shall take all action in ac-cordance with the federal securities laws, the DGCL and its Certificate of Incorporation, as amended, and Bylaws necessary to obtain the consent and approval of MSI Shareholders with respect to the Merger, this Agreement and the transactions con-templated hereby.

                   (b) Information for the Registration Statement and Preparation of MSI Proxy Statement. MSI shall furnish Cardinal with all information concerning it as may be required for in-clusion in the Registration Statement. MSI shall cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to have the Registration Statement declared effective by the Com-mission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to MSI contained in or omitted from the Registration Statement makes such state-ments contained in the Registration Statement false or mislead-ing, MSI shall promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading. MSI shall, as soon as is reasonably practicable, prepare and file the Proxy Statement with the Commission on a confidential basis. MSI shall use all reasonable efforts to mail at the earliest practicable date to MSI Shareholders the Proxy Statement, which shall include all information required under applicable law to be furnished to MSI Shareholders in connection with the Merger and the transac-tions contemplated thereby and shall include the recommendation of MSI's Board of Directors in favor of the Merger unless the Board of Directors of MSI determines in good faith upon advice of its outside legal counsel, that it is obligated by prin-ciples of fiduciary duty not to make such recommendation.

                   (c) Conduct of MSI's Operations. During the period from the date of this Agreement to the Effective Time, MSI shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its mate-rial rights and franchises and to retain the services of its officers and key employees and maintain relationships with cus-tomers, suppliers, franchisees, Master Franchisees, licensees and other third parties to the end that their goodwill and on-going business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, MSI shall not, except as otherwise expressly contemplated by










         this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby or as set forth in Section 5.3(c) to the MSI Disclosure Schedule, without the prior writ-ten consent of Cardinal:

                   (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except dividends on the MSI Common Stock, at a rate of not more than $.14 per share per quarter, with a record and payment date in accordance with recent practice, (C) grant any person any right to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, de-liver or sell any additional shares of its capital stock or any securities or obligations convertible into or ex-changeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase MSI Common Stock), or
              (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                  (ii) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than (A) sales of inventory, licensing of Proprietary Rights or other actions made in the ordinary course of business or (B) any such other dispositions as are not, individually or in the aggregate, material to the busi-ness, assets or properties of MSI and are, in each case, consistent with past practice;

                 (iii) make or propose any changes in its Certificate of Incorporation, as amended, or Bylaws;

                  (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agree-ment, other than in the ordinary course of business and consistent with past practice, with any person (other than as permitted by Section 5.3(d));

















                   (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guaran-tee, endorse or otherwise as an accommodation become re-sponsible or liable for the obligations of any other indi-vidual, corporation or other entity other than the financ-ing of franchisees in the ordinary course of business con-sistent with past practice;

                  (vi)  create any subsidiaries;

                 (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant or provide any bonuses, salary increases, other com-pensation, benefits, severance or termination pay to, any officer, director, consultant or employee, other than sal-ary increases and bonuses granted in the ordinary course of business consistent with past practice, but in any event, for any person not greater than 110% of the ag-gregate of such person's previous year's salary and annual bonus, or exercise any discretionary power to cause any options to become exercisable or any restricted stock or other compensation to become vested, except in each case as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

                (viii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

                  (ix) settle any Actions, whether now pending or here-after made or brought involving an amount in excess of $50,000;

                   (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 4.17 to the MSI Disclosure Schedule, any other material Contract to which MSI is a party or any confidentiality agreement to which MSI is a party;

                  (xi) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $200,000;

                 (xii) make any material changes or modifications to any pricing policy (including franchise royalties and fees) or investment policy or enter into any new franchise or Master Franchise relationship on terms different from those in effect in the ordinary and usual course of busi-ness, consistent with past practice;










                (xiii) except with respect to any Merger Fees directly incurred in connection with a proposal relating to a Com-peting Transaction, pay any Merger Fees materially in ex-cess of the amount set forth in Section 4.14 to the MSI Disclosure Schedule unless (A) MSI shall have given prior notice of any such payment to the General Counsel of Car-dinal and (B) the amount so paid shall be reasonable in relation to the value of the services rendered, based on general standards in the relevant industry;

                 (xiv) take any action to exempt or make inapplicable under (x) Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or re-strict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which per-son, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt there-from;

                  (xv) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

                 (xvi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                (xvii) agree in writing or otherwise to take any of the foregoing actions.

                   (d) No Solicitation. MSI agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsid-iaries' directors, officers, employees, agents or representa-tives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving MSI, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business con-sistent with past practice) of MSI, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, em-ployees, agents and representatives) with respect to any Com-peting Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by










         this Agreement; provided that in the event MSI receives any written proposal from any third party relating to a Competing Transaction that the Board of Directors of MSI determines in good faith, upon advice of its outside legal counsel, it is obligated by principles of fiduciary duty to consider, MSI, without violating any provisions of this Agreement, may furnish or disclose non-public information to, and may enter into dis-cussions and negotiations with, such third party. If the Board of Directors of MSI shall thereupon or thereafter determine in good faith, after consultation with its financial and legal advisors, that any such written proposal from a third party for a Competing Transaction, as the same may have been refined and revised in writing as a result of any such discussions and ne-gotiations, is more favorable to the MSI Shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and con-ditions of such transaction proposed by Cardinal in response to such Competing Transaction) and is in the best interest of the MSI Shareholders, MSI may terminate this Agreement and enter into an agreement with respect to such Competing Transaction provided that, prior to any such termination, (i) MSI has pro-vided Cardinal written notice that it intends to terminate this Agreement pursuant to this Section 5.3(d), identifying the Com-peting Transaction then determined to be more favorable, and
         (ii) at least two full business days after MSI has provided the notice referred to in clause (i) above, MSI delivers to Cardi-nal (A) a written notice of termination of this Agreement pur-suant to this Section 5.3(d), (B) a check in the amount of Cardinal's Costs (as defined in Section 7.2) as provided in
         Section 7.2 as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's defini-tive determination of such Costs), (C) a written acknowledgment from MSI that (x) the termination of this Agreement and the entry into the agreement for the Competing Transaction will be a "Purchase Event" as defined in the Stock Option Agreement and
         (y) the Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of MSI's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus ac-knowledged by MSI. During the term of this Agreement, MSI shall immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction and promptly furnish to Cardinal a copy of any such inquiry or proposal (and any revisions or re-finements thereof) in addition to (x) any non-confidential written information received from or on behalf of any other party to such Competing Transaction necessary to a full and











         fair understanding of the proposal for the Competing Transac-tion and (y) any information provided by MSI to any such other party relating to such proposal.

                   (e) Affiliates of MSI. MSI shall use its best ef-forts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of MSI for pur-poses of Rule 145 under the Securities Act, to execute and de-liver to Cardinal as soon as practicable and in no event no less than 35 days prior to the date of the meeting of MSI Shareholders to approve the Merger, the written undertakings in the form attached hereto as Exhibit A.

                   (f) Notification of Certain Matters. MSI shall give prompt notice to Cardinal of (i) the occurrence or nonoccur-rence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effec-tive Time and (ii) any material failure of MSI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(f) shall not limit or otherwise affect the remedies available hereunder to Cardinal.


                                    ARTICLE VI

                                    CONDITIONS

                   6.1 Mutual Conditions. The obligations of the par-ties hereto to consummate the Merger shall be subject to ful-fillment of the following conditions:

                   (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which pre-vents the consummation of the Merger shall have been is-sued and remain in effect, and no statute, rule or regu-lation shall have been enacted by any Governmental Author-ity which prevents the consummation of the Merger.

                   (b) All waiting periods applicable to the consumma-tion of the Merger under the HSR Act shall have expired or been terminated.

                   (c) The Merger and the transactions contemplated hereby shall have been approved by the MSI Shareholders in the manner required by any Applicable Law.












                   (d) The Commission shall have declared the Cardinal Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restrain-ing order shall have been threatened by the Commission or entered by the Commission or any state securities admin-istrator prohibiting the Merger.

                   (e) MSI shall have received an opinion of Gallop, Johnson & Neuman, L.C. substantially to the effect that, under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368 of the Code.

                   (f) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the date of the Proxy State-ment and confirmed in writing at the Effective Time stat-ing that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

                   (g) No Action shall be instituted (x) by any Govern-mental Authority which seeks to prevent consummation of the Merger or (y) which is reasonably likely to result in material damages in connection with the transactions contemplated hereby which, in each case, continues to be outstanding.

                   6.2 Conditions to Obligations of MSI. The obliga-tions of MSI to consummate the Merger and the transactions con-templated hereby shall be subject to the fulfillment of the following conditions unless waived by MSI:

                   (a) Each of the representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for represen-tations and warranties made as of a specified date, which need be true and correct only as of the specified date).

                   (b) Each of Cardinal and Subcorp shall have per-formed in all material respects each obligation and agree-ment and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) Each of Cardinal and Subcorp shall have fur-nished MSI with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any










              Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                   (d) MSI shall have received the legal opinion, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, spe-cial counsel to Cardinal, in substantially the form at-tached hereto as Exhibit B.

                   (e) The Cardinal Common Shares to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

                   6.3 Conditions to Obligations of Cardinal and Sub-corp. The obligations of Cardinal to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Cardinal and Subcorp:

                   (a) Each of the representations and warranties of MSI set forth in Article IV shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

                   (b) MSI shall have performed in all material re-spects each obligation and agreement and shall have com-plied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) MSI shall have furnished Cardinal with a cer-tificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the ef-fect that the conditions set forth in Sections 6.3(a) and
              (b) have been satisfied.

                   (d) Cardinal shall have received the legal opinion, dated the Closing Date, of Gallop, Johnson & Neuman, L.C., substantially in the form attached hereto as Exhibit C.

                   (e) The Employment Agreement, dated the date hereof, between Cardinal and David A. Abrahamson shall be in full force and effect and shall not have been terminated.

                   (f) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of MSI for purposes of Rule 145 under the Securities Act, shall have executed and delivered to Cardinal at least 35 days










              prior to the date of the meeting of MSI Shareholders to approve the Merger the written undertakings in the form attached hereto as Exhibit A.

                   (g) There shall not have been a breach of any obli-gation by any stockholder which has entered into a Support Agreement or by MSI of the Stock Option Agreement.

                   (h) All actions shall have been taken necessary to exempt or make inapplicable under (x) Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execu-tion of this Agreement, the Stock Option Agreement and the Support Agreements, (ii) the Merger and (iii) the transac-tions contemplated hereby and by the Stock Option Agree-ment and the Support Agreements.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or af-ter approval and adoption of this Agreement by MSI Sharehold-ers:

                   (a)  by mutual consent of Cardinal and MSI;

                   (b) by either Cardinal or MSI if any permanent in-junction or other order of a court or other competent Gov-ernmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

                   (c) by either Cardinal or MSI if the Merger shall not have been consummated before February 15, 1996, unless extended by the Boards of Directors of both Cardinal and MSI; provided, however, that a party shall not have a right to terminate this Agreement under this Section 7.1(c) if such party's failure or such party's affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date which failure constitutes a breach;

                   (d) by MSI, within two days following the meeting of MSI Shareholders at which the vote to approve the Merger occurs, if the Average Share Price (calculated pursuant to Section 2.1(b) but assuming solely for purposes of such










              calculation that the Closing Date is the date of such meeting of MSI Shareholders) is less than $49.29, provided that Cardinal shall not have given written notice to MSI (an "Adjustment Election") no later than two days prior to such meeting of MSI Shareholders that the Base Share Price shall be adjusted pursuant to Section 2.1(b)(ii), if ap-plicable;

                   (e) by either Cardinal or MSI, within two days fol-lowing the meeting of MSI Shareholders at which the vote to approve the Merger occurs, if the Average Share Price (calculated pursuant to Section 2.1(b) but assuming solely for purposes of such calculation that the Closing Date is the date of such meeting of MSI Shareholders) is less than $46.27;

                   (f) by Cardinal if the Board of Directors of MSI shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Cardi-nal, or if the Board of Directors of MSI shall have re-fused to affirm such recommendation within two days of any written request from Cardinal;

                   (g) by either Cardinal or MSI if at the meeting of MSI Shareholders (including any adjournment or postpone-ment thereof) the requisite vote of the MSI Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

                   (h) by Cardinal if MSI shall have breached any of its obligations under the Stock Option Agreement;

                   (i) by Cardinal if any MSI Shareholder who is party to a Support Agreement shall have breached such Support Agreement, provided that MSI Shareholders shall not have approved the Merger and the transactions contemplated hereby;

                   (j)  by MSI pursuant to Section 5.3(d); or

                   (k) by either Cardinal or MSI in the event of a ma-terial breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) or Sec-tions 6.3(a) or 6.3(b) and (B) has not been cured within 30 days after the giving of written notice to the breach-ing party of such material breach; provided, however, that a party shall not have a right to terminate this Agreement











              under this Section 7.1(k) if such party is then in mate-rial breach of any representation, warranty, covenant or other agreement contained in this Agreement.

                   7.2 Effect of Termination. In the event of the ter-mination of this Agreement pursuant to Section 7.1, this Agree-ment, except for the provisions of the last sentence of Section 5.1(f) and Sections 7.2 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the fore-going, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provi-sion of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agree-ment, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intention-ally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expense incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs") without reference to the limitation in the next sen-tence. If this Agreement (A) is terminated for any reason pur-suant to Section 7.1 (other than (x) a termination pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d),
         Section 7.1(e) or Section 7.1(g) or (y) a termination by MSI pursuant to Section 7.1(k)), (B) is terminated after the occurrence of a Prior Event (as defined in the Stock Option Agreement) pursuant to Section 7.1(g) or Section 7.1(c) (other than a termination by MSI pursuant to Section 7.1(c) if Cardinal's or Cardinal's affiliate's failure to perform any ma-terial covenant or obligation under this Agreement has been the cause of or resulted in the failure of the merger to occur on or before February 15, 1996, which failure constitutes a breach) and a Purchase Event (as defined in the Stock Option Agreement) shall have occurred within 12 months after such termination or (C) is terminated subsequent to a Purchase Event, MSI will promptly pay to Cardinal in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs (which payment shall in no event exceed $1 million) incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees.

                   7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respec-tive Boards of Directors, at any time before or after adoption











         of this Agreement by MSI Shareholders, but after any such ap-proval, no amendment shall be made which by law requires fur-ther approval by the MSI Shareholders without such further ap-proval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   7.4 Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to MSI) and MSI (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors or authorized officers, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursu-ant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE VIII

                                  MISCELLANEOUS

                   8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties here-to shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties here-to, which by its terms contemplates performance after the Ef-fective Time or the termination of this Agreement.

                   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if de-livered personally, telecopied (which is confirmed) or dis-patched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other ad-dress for a party as shall be specified by like notice):

                   (a)  if to Cardinal or Subcorp:

                        Cardinal Health, Inc.
                        655 Metro Place South
                        Suite 925
                        Dublin, Ohio  43017
                        Attention:  Robert D. Walter, Chairman
                        Telecopy No.:  (614) 761-8919












                        with a copy to

                        David A. Katz
                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Telecopy No.:  (212) 403-2000

                   (b)  if to MSI:

                        Medicine Shoppe International, Inc.
                        1100 N. Lindbergh
                        St. Louis, Missouri  63132
                        Attention:  David A. Abrahamson
                        Telecopy No.:  (314) 569-9780

                        with a copy to

                        Robert H. Wexler
                        Gallop, Johnson & Neuman, L.C.
                        Interco Corporate Tower
                        101 South Hanley
                        St. Louis, Missouri  63105
                        Telecopy No.:  (314) 862-1219

                   8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to MSI, such reference shall be deemed to include any and all subsidiaries of MSI, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 4.16 and 4.27. For the purposes of any provision of this agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any ex-ception or qualification for a material adverse effect, are reasonably likely to have a material adverse effect on the as-sets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole.

                   8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.












                   8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreements, the Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                   8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be con-strued to create any third party beneficiaries other than Sec-tions 2.3 and 5.2(c) and (d).

                   8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Dela-ware without regard to principles of conflicts of law.

                   8.8 Specific Performance. The transactions contem-plated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties here-to is entitled to a decree of specific performance, provided such party is not in material default hereunder.

                   8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be as-signed by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agree-ment shall be binding upon, inure to the benefit of and be en-forceable by the parties and their respective successors and assigns.

                   8.10  Expenses.  Subject to the provisions of Section
         7.2 and of the Stock Option Agreement, Cardinal and MSI shall pay their own costs and expenses associated with the transac-tions contemplated by this Agreement.























                   IN WITNESS WHEREOF, Cardinal, Subcorp and MSI have signed this Agreement as of the date first written above.

                                    CARDINAL HEALTH, INC.


                                    By:  /s/ Robert D. Walter



                                    ARCH MERGER CORP.


                                    By:  /s/ Robert D. Walter



                                    MEDICINE SHOPPE INTERNATIONAL, INC.


                                    By:  /s/ David A. Abrahamson

































                                       -50-